Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
November 21, 2008
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC RECEIVES NYSE NOTIFICATION ON CONTINUED LISTING

McLEAN, Va. — Freddie Mac (NYSE: FRE) today reported in a filing with the Securities and Exchange Commission (SEC) that the company has been notified by the New York Stock Exchange (NYSE) that it has failed to satisfy one of the NYSE’s standards for continued listing of its common stock.

The NYSE advised the company that it was below the exchange’s price criterion for common stock because the average closing price of Freddie Mac’s common stock over a consecutive 30-trading-day period was less than $1.00 per share. As a result, the company’s common stock and each of its listed series of preferred stock are subject to suspension and delisting unless the company notifies the NYSE by December 2, 2008 of its intent to cure this deficiency. If the company provides this notice, it will have six months from November 17, 2008, subject to monitoring by the NYSE, to bring its common stock share price and average share price for 30 consecutive trading days above $1.00. Freddie Mac is currently working with its conservator, the Federal Housing Finance Agency, to explore options relating to this deficiency and has not yet determined its response or any specific action that it will take as a result of the exchange’s notice.

Freddie Mac’s common stock and each of the company’s listed series of preferred stock currently remain listed on the exchange under the symbol or prefix “FRE,” and will trade on the main platform. Further, each will be assigned a “.BC” indicator by the NYSE to indicate to investors that the company is not currently in compliance with the exchange’s continued listing standards.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters.

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